AMENDMENT NO. 6
TO
WHOLESALE SALES AGREEMENT

Amendment No. 6 dated as of July 31, 2002 (the “Amendment”) by and between New England Power Company, a Massachusetts corporation ("NEP") and Constellation Power Source, Inc., a Delaware corporation ("CPS" or “Buyer”) to the Wholesale Sales Agreement, dated as of August 5, 1997 and amended as of September 25, 1997, September 1, 1998, December 23, 1999, November 20, 2001 and pursuant to Amendment No. 5 dated as of July 31, 2002, by and among NEP and CPS (as assignee of USGen New England, Inc.) (the “Wholesale Sales Agreement”). NEP and CPS may be referred to herein individually as a “Party” or together as the “Parties.”

RECITALS

WHEREAS, NEP and CPS entered into a Letter Agreement, dated October 5, 2001, under which the Parties agreed to negotiate in good faith various amendments to the Wholesale Sales Agreement and other agreements in connection with the sale of NEP’s interest in the Vermont Yankee Nuclear Power Plant (“Vermont Yankee”), and

WHEREAS, NEP is a party to an Amended and Restated Power Contract, dated as of September 21, 2001, between Vermont Yankee Nuclear Power Corporation and certain power purchasers (Vermont Yankee Nuclear Power Corporation, FERC Electric Rate Schedule, First Revised Volume No. 12) (“VY Power Contract”),

WHEREAS, the VY Power Contract will become effective upon the closing of the sale of Vermont Yankee to Entergy Nuclear Vermont Yankee, LLC, and

WHEREAS, NEP and CPS have entered into a Service Agreement for Wholesale Market Services (Vermont Yankee) of even date herewith (the “NEP Sales Agreement”) pursuant to which NEP has agreed to sell and CPS has agreed to purchase 22.5% of the capacity, energy and associated products to be delivered to NEP pursuant to the VY Power Contract, commencing with the effective date of the VY Power Contract.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

  Definitions. All capitalized terms have the meaning set forth herein, and if not defined herein, shall have the meaning set forth in the Wholesale Sales Agreement.

  Amendment Effective Date. This Amendment shall be effective upon execution and shall be binding upon the Parties, their successors and assigns upon execution and thereafter.

  Termination of Vermont Yankee Rights and Obligations.

          The Wholesale Sales Agreement is hereby amended by adding the following new Section 4.3 to Article 4.

4.3 Vermont Yankee Termination
Simultaneously upon the occurrence of the “Effective Date” pursuant to and as defined in the NEP Sales Agreement, the rights and obligations of the Parties under this Agreement with respect to the power to be delivered from Vermont Yankee shall be deemed terminated for purposes of this Agreement; provided, that, nothing in this Section shall relieve or in any way discharge the obligations of either Party with respect to the period prior to such termination, including, without limitation, the obligation of CPS to make payment for power delivered from Vermont Yankee hereunder prior to termination.
  Termination of Seabrook Unit 1 Rights and Obligations. The Wholesale Sales Agreement is hereby amended by adding the following new Section 4.4 to Article 4.
4.4 Seabrook Unit 1 Termination
The rights and obligations of the Parties under this Agreement with respect to power to be delivered from Seabrook Unit 1 by NEP to CPS shall be deemed terminated upon the closing of the sale by NEP of its right, title and ownership interest in Seabrook Unit 1, provided that such sale is to an entity that is not an affiliate of NEP, or as otherwise agreed to by NEP and CPS; provided, further that, nothing in this Section shall relieve or in any way discharge the obligations of either Party with respect to the period prior to such termination, including, without limitation, the obligation of CPS to make payment for power delivered from Seabrook Unit 1 hereunder prior to termination.
  Execution. The Parties have executed this Amendment simultaneously with the execution of the other amendments and agreements contemplated under the October 5, 2001 Letter Agreement. These other amendments and agreements are: Amendment No. 5 to Wholesale Sales Agreement and the Service Agreement for Wholesale Market Services (Vermont Yankee) all dated as of July 31, 2002.

  Filing of Amendment with FERC. NEP shall file this Amendment with FERC promptly after execution hereof, but in no event later than thirty (30) days after the date hereof.

  Continuation of the Wholesale Sales Agreement. Except as expressly amended hereby, the Wholesale Sales Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms “Agreement”, “this Agreement”, “herein”, “hereunder”, and words of similar import shall, unless the context otherwise requires, mean the Wholesale Sales Agreement, as amended hereby.

  Counterparts. This Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representative to execute this Amendment on their behalf as of the date first above written.

NEW ENGLAND POWER COMPANY

By: ________________________________
Name:
Title:

CONSTELLATION POWER SOURCE, INC.

By: ________________________________
Name:
Title: